Exhibit 99.1

Auction123, Inc. Acquisition – Investor FAQ

Facts:

On November 2, 2016, ARI Network Services, Inc. (“ARI”) announced that it acquired substantially all of the assets of Auction 123 Inc. (“Auction123”). ARI anticipates Auction123 will continue to conduct business as usual.

Q: How did the acquisition of Auction123 come about?
A: ARI has stated that its growth strategy will be a combination of organic growth and strategic acquisitions. As a result, ARI conducts business development activities on an ongoing basis to identify acquisition targets. Auction123 was identified through these activities, and the parties engaged in due diligence and further discussions, which ultimately led to a consummated transaction.

Q: What is Auction123?
A: Founded in 2001, Auction123 is a leading provider of website development, inventory management and online marketing solutions for dealerships of all categories including automotive, RV & camper, powersports, and marine. Its award-winning web-based software offers tight and seamless integration between the dealer management system (DMS), the dealer's website(s), eBay Motors, Craigslist, Facebook and other third-party classified websites.

Q: How does Auction123 fit with ARI?
A:

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The acquisition of Auction123 is consistent with ARI’s strategy to grow within the automotive vertical market both organically and through strategic acquisitions and expands ARI’s product offerings in digital marketing services and lead generation websites.

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Auction123 offers award-winning solutions that help dealers list their new and used inventory on third-party classified websites including eBay Motors, Craigslist, Facebook and more.

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The acquisition allows ARI to grow Auction123 revenues by integrating Auction123’s award- winning market feed application with ARI’s award-winning lead generation and eCommerce website platform application and applying ARI’s proven sales model to increase revenue growth.

Q: How will Auction123 contribute to ARI’s revenue?
A: ARI expects Auction123 to add between $4M and $5M in revenues in the first full year following the transaction close.

Q: What will the impact be on ARI’s Adjusted EBITDA?
A: Auction123 is profitable and cash flow positive. Its stand-alone margins have trended above ARI’s long-term target operating model margins of 20%-24% and its trailing twelve months Adjusted EBITDA is approximately $1.5M.  ARI intends to add some cost in the form of additional sales capacity to Auction123 to support longer term growth, however, we expect the transaction to be accretive to our FY17 Adjusted EBITDA.

Q: What percentage of Auction123 revenue is recurring?
A: ARI estimates approximately 70% of Auction123’s revenue to be recurring subscription software revenue.  Due to some of the cancelation provisions in its automotive dealer contracts, it does experience higher churn rates than ARI experiences today. ARI will test the applicability of stricter annual, auto-renew contracts in the automotive dealer market which makes up a significant portion Auction123’s revenues today.  To the extent ARI is successful in implementing such contracts, it should be able to increase Auction123’s recurring revenue and reduce churn over time.

Q: What consideration is ARI paying for this transaction?
A:

$10.5M	Cash at Closing[1]
$1.5M	Earn-out[2]

Q: How was this transaction funded?

A: The closing payment will be funded by $2.5M of excess operating cash and by refinancing our existing Silicon Valley Bank term loan to $13M, which represents approximately $8M in additional debt.

Q: How many dealers are using Auction123’s products and services today?
A: More than 1,200 dealerships in the U.S. and Canada are using Auction123’s products and services today. The largest customer represents over 200 dealers and approximately 14% of revenue.

Product Related:

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Both companies will continue to sell and develop their current product offerings.

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For the majority of customers, their primary points of contact within the business will remain unchanged. In the event there is a change, we will proactively notify the customer.

Notice Regarding Forward-Looking Statements:

Certain statements in this document contain “forward‐looking statements” regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects”, “intends,” “plans,” “believes,” “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the company’s most recent annual report on Form 10‐K, as such may be

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1The cash at closing is subject to a $250K holdback payment which is subject to set off rights of ARI and subject to adjustment pursuant to the terms of the agreement between ARI and Auction123.

2Earn-out based upon maintenance of the largest customer revenue in year 1 and year 2 following the close (the earn-out is in an aggregate amount not to exceed $1.5M that is contingent upon the attainment of specific revenue goals with an earn-out target of $750K in each year).

amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Malloy, Director of Marketing, ARI, 414.973.4323, colleen.malloy@arinet.com

Investor inquiries, contact:

Theresa DeNicola, ARI, 414.973.4334, theresa.denicola@arinet.com